Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Jack Maurer 412-434-2181 jmaurer@ppg.com

Investors: Vince Morales 412-434-3740 vmorales@ppg.com
PPG completes acquisition of SigmaKalon Group
Accelerates its transformation to focus on coatings, specialty products
PITTSBURGH, Jan. 2, 2008 — PPG Industries (NYSE:PPG) today announced that it had completed the acquisition of SigmaKalon Group, a worldwide coatings producer based in Uithoorn, Netherlands, from global private investment firm Bain Capital. The total transaction value, including assumed debt, was approximately €2.2 billion (US$3.2 billion). The company expects to add approximately $3 billion in sales annually as a result of the acquisition.
“This acquisition is strongly aligned with our vision and core strategies,” said Charles E. Bunch, chairman and chief executive officer of PPG. “With SigmaKalon, we are accelerating our transformation to focus on coatings and specialty products.”
Bunch noted that almost three-quarters of the company’s sales from continuing operations will now come from coatings, and over 80 percent will come from its coatings, optical and specialty products businesses.
“SigmaKalon is a very complementary fit for us,” Bunch said. “The acquisition will greatly expand our geographic footprint, extend our market presence in various end-use markets, and sharply increase the proportion of sales coming from architectural or decorative coatings.”
SigmaKalon produces architectural, protective, marine and industrial coatings. The company operates 22 major manufacturing facilities across Europe and other key markets across the world. It sells architectural coatings directly to professional painters via a network of service centers, approximately 500 company-owned stores and approximately 3,000 independent wholesalers that give it direct access to customers.
Bunch added that the SigmaKalon acquisition gives PPG a strong platform for profitable growth from which it can continue to generate earnings and increase shareholder value.
“The acquisition will allow us to capitalize on raw materials procurement and new, additional technologies,” he said. “And although the acquisition will be dilutive to PPG’s earnings in 2008, our goal remains for the acquisition to be accretive to ongoing earnings per share, including all required accounting adjustments, no later than 12 months from now.”
Michael McGarry, vice president, coatings, and managing director, PPG Europe, said, “PPG has a strong history of effective integration of acquisitions. An efficient integration process will be critical to our reaching the aggressive goals we’ve set for the business.” McGarry added, “As we move through the integration process, we remain committed to ensuring that customers continue to receive excellent performance in quality products and services.”

About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company employs more than 34,000 people and has 125 manufacturing facilities and equity affiliates in more than 25 countries. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. This includes financial projections with respect to SigmaKalon’s future operating performance and the impact of such performance on PPG’s earnings, which projections have been made based on PPG’s review of limited financial data and other information provided to PPG in its due diligence review of SigmaKalon. The projections disclosed herein are estimates only; actual results may differ depending on assumptions made and future events that involve risks and uncertainties that may affect SigmaKalon’s and PPG’s operations. Such factors include PPG’s ability to successfully integrate SigmaKalon into its business model to achieve estimated synergies. Additional factors involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.